                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

NEWMONT

NEWS RELEASE

NEWMONT MINING CORPORATION, 1700 LINCOLN STREET, DENVER, COLORADO 80203



Media Contact:  Doug Hock
                303-837-5812

RECORD PRODUCTION, LOWER COSTS & STRONG CASH FLOW IN 1998

     DENVER, February 4, 1999 - Newmont Mining Corporation achieved record gold production of 4.07 million ounces during 1998 while reducing total cash costs to $183 per ounce, the lowest in more than a decade. Despite the lowest gold price in 20 years, the company earned $5.8 million, or 3 cents per share, in the fourth quarter and $69.2 million, or 44 cents per share, for the year, before an accounting change and impairment charge.

     At the same time, the company announced the following accomplishments and strategic decisions to respond to the prolonged slump in the gold price:
     . A 31 percent increase in operating cash flow in 1998 to $373.5 million, or $2.35 per share, from $283.8 million, or $1.82 per share, in 1997. In addition to lower operating costs, exploration and general and administrative expenses were reduced 28 percent and cash flow benefited from better asset utilization.
     . Year-end gold reserves of 52.6 million ounces, essentially unchanged from 1997, with an increase in non-reserve mineralized material and a significant reduction in sensitivity to low gold prices.
     . An agreement in principle with Barrick Gold for an asset swap in Nevada that will, among other things, accelerate access to the high-grade Deep Post deposit, and
     . A write-down of assets that are impaired at low gold prices and adoption of a new accounting standard requiring the expensing of facility start-up costs. These non-cash charges totaled $427.2 million, or $2.56 per share, after tax in the fourth quarter and $462.6 million, or $2.91 per share, for all of 1998.

     As a result, Newmont had a net loss of $421.4 million, or $2.53 per share, in the fourth quarter of 1998 and $393.4 million, or $2.47 per share, for the full year. In the 1997 quarter, Newmont earned $38.6 million, or 25 cents per share, after a charge of $3.0 million, or 2 cents per share, related to the acquisition of Santa Fe Pacific Gold Corporation. For the full year, 1997 earnings were $68.4 million, or 44 cents per share, after charges of $97.9 million, or 63 cents per share, related to the Santa Fe acquisition.


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                                                                               2



     "We continue to believe that the gold market has fallen below its economic equilibrium and that Newmont offers shareholders the best opportunity to benefit from rising gold prices," said Ronald C. Cambre, Newmont's Chairman, President and CEO. "Equally important, we've taken disciplined and creative measures to insure that we have the operating flexibility and financial strength to remain an industry leader regardless of the gold price."

Operating and Financial Performance
-----------------------------------

     In 1998, Newmont achieved the highest production level ever reported by a North American gold company, a 3 percent increase from the 3.96 million ounces it produced in 1997. Total cash costs were reduced $4 per ounce from $187 in 1997. However, this was not enough to offset a $44 decline in the company's average realized gold price to $310 per ounce. Sales and other income declined to $1.47 billion from $1.63 billion in 1997.

     North American operations produced 2.94 million ounces of gold in 1998, compared with 3.0 million ounces in 1997. Total cash costs of $207 per ounce were unchanged from the prior year as cost reductions offset the adverse impact in Nevada of treating increased volumes of refractory ore.

     International operations produced nearly 2 million ounces of gold, with Newmont's equity share rising 19 percent to 1.1 million equity ounces from 952,000 ounces in 1997. Production from Minera Yanacocha in Peru increased 27 percent to 1.34 million ounces (Newmont's share: 686,000) with full production from a fourth mine and second processing plant. Higher grades helped Minahasa in Indonesia increase output 26 percent to 261,000 ounces. Production at Zarafshan in Uzbekistan declined 13 percent to 374,600 ounces (Newmont's share: 187,000) due to lower leach recovery rates. Total cash costs for international operations declined 5 percent to $121 per equity ounce.

     During the year, Newmont invested $420.8 million in capital projects and affiliated companies, compared with $425.1 million in 1997. Capital expenditures for property, plant and mine development were reduced nearly 50 percent in 1998 to $216 million, but increased funding was required for Newmont's share of the Batu Hijau project and for the purchase of an additional 13 percent interest in Yanacocha following a favorable decision by the Peruvian Supreme Court in early 1998.

     The company ended the year with $79.1 million in cash compared with $146.2 million at year-end 1997, while total debt of $1.25 billion was essentially unchanged from December 31,1997.


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                                                                              3


     For the 1998 fourth quarter, sales of $351.9 million compared with $412.2 million a year earlier as the average realized gold price dropped to $300 per ounce from $330 in the 1997 quarter.

     Gold production during the quarter totaled 996,000 equity ounces, 11 percent below the year-ago quarter. North American output declined 22 percent to 673,000 ounces as production in Nevada was reduced at higher-cost pits in keeping with the company's emphasis on cash flow. International production increased 23 percent to 323,000 equity ounces with increases at all locations. Total cash costs were reduced to $181 per equity ounce from $185.

     During the quarter, Newmont Mining acquired the 6 percent of Newmont Gold Company that it did not already own. The acquisition increased the number of common shares outstanding to 167.2 million at year-end and to a weighted average of 159.0 million shares for the year.

Accounting Change and Impairment Write-down
-------------------------------------------

     The company adopted, effective January 1, 1998, a more conservative method of reporting start-up costs, AICPA Statement of Position 98-5. The change required that $5.0 million, or 3 cents per share, in after-tax start-up costs, primarily at Batu Hijau, be expensed during the year. Results for the first three quarters of the year were restated for such costs and $2.5 million, or 1 cents per share, was recorded in the fourth quarter. In addition, a charge of $32.9 million ($52.8 million pretax), or 21 cents per share, was taken retroactively in the first quarter of 1998 for the cumulative effect of reversing costs that had been capitalized in prior years.

     An impairment charge of $424.7 million ($614.9 million pre tax), reduced fourth quarter earnings by $2.55 per share and full-year results by $2.67 per share. During the year, the company initiated a comprehensive review of its life-of-mine plan and processing options in Nevada in order to optimize operations and enhance cash flow in a low gold price environment. Mining rates were reduced at high-cost pits and greater use of stockpiles was initiated. The company's U.S. workforce was reduced by almost 1,100 people, including 940 in Nevada.

     As part of that process, a systematic analysis of the company's long-lived assets was undertaken during the fourth quarter to determine whether their book values could be recovered from projected future cash flows. The analysis determined that some domestic assets were impaired, including those acquired by Santa Fe in a 1993 asset exchange that was accounted for as a purchase at their then-fair market value.

     Almost 95 percent of the write-down was in Nevada, including $160 million in stockpiles and capitalized mining costs, $127 million in deferred mine development and mineral rights, and $300 million in facilities, equipment and supplies. Included in the latter are a partial write-down of the Sage and Pinon mills at Twin Creeks, Lone Tree processing facilities, and oxide Mill No. 4 at Carlin. The remaining 5 percent covered a portion of the Mesquite mine in California plus various exploration properties and other assets.


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                                                                              4

Reserves
--------

       Year-end gold reserves totaled 52.6 million equity ounces, essentially unchanged from 1997 as the company replaced ounces depleted by mining during the year. Exploration success at Yanacocha accounted for most of the reserve additions. Non-reserve mineralized resources increased to 21.6 million equity ounces from 18.9 million at year-end 1997.

       Reserves for both years were calculated at a long-term gold price of $350 an ounce. The sensitivity of reserves to a lower gold price was significantly reduced from 1997. At $325 gold, reserves would decline 6 percent to 49.5 million ounces, while at $300, reserves would be reduced 16 percent to 44.2 million ounces.

       "Reserve quality is as important as reserve quantity," Mr. Cambre said in reporting that Newmont had reduced its cost structure and rigorously reviewed its mining and metallurgical assumptions at every operation over the past year in order to reduce its sensitivity to lower prices. "Every ounce in our reserve base is backed by a mine plan showing that it can be economically produced in a timely fashion." This was done on a pit-by-pit, layback-by-layback basis. Furthermore, while Newmont's long-term price assumption of $350 an ounce is justified by both history and reasonable projections, a more conservative hurdle of profitability was imposed on reserves expected to be mined over the next three years.

       The largest reduction in sensitivity occurred in Nevada where geotechnical and engineering remodeling of the Gold Quarry and Twin Creeks pits, coupled with an overall optimization of mining costs in the area, greatly increased the amount of ore that can be economically mined at a $300 price. The same analysis also resulted in the addition of 3 million ounces of non-reserve mineralized resources at Gold Quarry.

Nevada Asset Swap
-----------------

       Separately today, Newmont and Barrick Gold Corporation announced an agreement in principle for a strategic swap of assets on the Carlin Trend in Nevada that will enhance the operating flexibility and earnings potential for both companies. Each company will exchange 2 million ounces of reserves and various land rights needed to optimize the area's potential. Specifically, the transaction will:

       . Accelerate mining from the high-grade Deep Post deposit by allowing access through a decline at the bottom of the Betze-Post pit. Mine development will begin this year with production scheduled for 2001, two-and-a-half years earlier than previously planned. Capital cost of the decline will be $30 million less than sinking a shaft. Newmont also receives Barrick's 450,000 ounce-share (at a grade of 0.55 ounce per ton) of the deposit in addition to its own share of 1.9 million ounces with a grade of 0.80 opt.
       . Facilitate development on a 100 percent basis of the Leeville, Four
         Corners and Turf deposits, currently scheduled for mining in 2005. Under the agreement, Barrick will cede its 40 percent interest in the High Desert property containing reserves of 1.2 million ounces of gold (0.42 opt).


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        .  Provide immediate access to 3.8 million tons of stockpiled low-
           carbonate ore (0.09 opt) containing 350,000 ounces of gold for processing by bio-milling at Newmont's Carlin Mill No. 5.
        . Open exploration potential in the highly-promising corridor between Deep Post and Deep Star.

        Mr. Cambre said Newmont estimates that the asset exchange will increase its Nevada production by 940,000 ounces over the next decade, while increasing cash flow during that period by more than $250 million. The move will further reduce the sensitivity of reserves to a lower gold price.

Strategy and Outlook
--------------------

     The combination of these actions coupled with on-going cost reductions significantly strengthens the company's operating flexibility and financial profile.

     In addition, a revised mining plan contemplates higher production levels in Nevada than previously anticipated due to better facility optimization and stockpile utilization. As a result, Mr. Cambre said the company expects to maintain production of between 3.8 million and 4 million equity ounces of gold per year for the next two years. Total cash costs are expected to be under $190 an ounce, with total production costs, including depreciation, depletion and amortization, of under $240 an ounce. While funding a focused exploration program of $55 million to $60 million a year, the company expects to further reduce general and administrative costs to $11 an equity ounce. Capital spending, including the company's share of investments in Batu Hijau, will be under $300 million a year through 2000.

     As a consequence of these actions, Mr. Cambre said the company's projected break-even gold price has been reduced by approximately $15 an ounce from $290 in 1998.

     "Our focus remains on maximizing cash flow so that even if the gold price remains at the current level, we will be able to fund our growth requirements and take advantage of new opportunities without additional borrowing," Mr. Cambre said. Even if the gold price remains depressed, the company expects to be able to reduce debt in this environment. Higher realizations will be earmarked for additional debt reduction.

     Mr. Cambre said the Batu Hijau project in Indonesia is 80 percent complete and anticipates an on-time start-up in the fourth quarter of this year. The total cost of the project is expected to come in below the $1.9 billion originally budgeted. Newmont's share of production is expected to reach 175,000 ounces of gold and 270 million pounds of copper in 2000, rising to 325,000 ounces of gold and nearly 400 million pounds of copper by 2002. With projected cash costs of 50-to-55 cents per pound of copper during the first five years and decreasing thereafter, Batu Hijau is expected to be a significant contributor of cash flow for more than 20 years.


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                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                      FINANCIAL AND OPERATING HIGHLIGHTS
                  (IN MILLIONS, EXCEPT PER SHARE AND OUNCES)
                                  (UNAUDITED)


                                            Three Months Ended        Years Ended
                                               December 31,          December 31,
                                          --------------------   --------------------
                                             1998      1997         1998      1997
                                          ---------  ---------   ---------  ---------


Sales                                      $  351.9   $  412.2    $1,453.9   $1,572.8
                                           ========   ========    ========   ========

Net income before unusual items            $    5.8   $   41.6    $   69.2   $  166.3
Unusual items (after tax and
  minority interest):
    Write-down of assets                     (424.7)        --      (424.7)        --
    Cumulative effect of expensing
      start-up costs                             --         --       (32.9)        --
    Current year effect of expensing
      start-up costs                           (2.5)        --        (5.0)        --
    Merger and related expenses                  --       (3.0)         --      (97.9)
                                           --------   --------    --------   --------

Net income (loss)                          $ (421.4)  $   38.6    $ (393.4)  $   68.4
                                           ========   ========    ========   ========

Per share:
  Before unusual items                     $   0.03   $   0.27    $   0.44   $   1.07
  Unusual items (after tax and
    minority items):
    Write-down of assets                      (2.55)        --       (2.67)        --
    Cumulative effect of expensing
      start-up costs                             --         --       (0.21)        --
    Current year effect of expensing
      start-up costs                          (0.01)        --       (0.03)        --
    Merger and related expenses                  --      (0.02)         --      (0.63)
                                           --------   --------    --------   --------

Net income (loss)                          $  (2.53)  $   0.25    $  (2.47)  $   0.44
                                           ========   ========    ========   ========


Total gold production included
  In financial statements (000 ozs.)        1,176.9    1,262.1     4,720.6    4,478.7

Equity gold production (000 ozs.)             996.0    1,124.2     4,070.7    3,956.8

Total cash cost of equity ounces           $    181   $    185    $    183   $    187
Total production cost of equity ounces     $    246   $    244    $    249   $    250

Average realized price per equity ounce    $    300   $    330    $    310   $    354
Average spot price realized per ounce      $    295   $    297    $    295   $    327


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                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
          STATEMENTS OF CONSOLIDATED INCOME AND COMPREHENSIVE INCOME
                        (IN MILLIONS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                    Three Months Ended        Years Ended
                                                       December 31,           December 31,
                                                   --------------------  ---------------------
                                                      1998       1997      1998        1997
                                                   ----------  --------  ---------  ----------

Sales and other income
  Sales                                              $ 351.9    $412.2   $1,453.9    $1,572.8
  Dividends, interest and other                          4.6       4.4       21.0        55.2
                                                     -------    ------   --------    --------
                                                       356.5     416.6    1,474.9     1,628.0
                                                     -------    ------   --------    --------
Costs and expenses
  Costs applicable to sales                            200.9     213.5      824.9       790.5
  Depreciation, depletion and amortization              72.5      68.8      289.1       265.8
  Exploration and research                              16.5      23.9       68.4        98.4
  General and administrative                            11.2      15.8       49.7        66.4
  Interest, net of capitalized interest                 18.7      19.2       78.8        77.1
  Merger expenses and related write-offs                   -       5.0          -       162.7
  Write-down of assets                                 614.9       9.5      614.9         9.5
  Other                                                  6.6      13.0       11.0        25.7
                                                     -------    ------   --------    --------
                                                       941.3     368.7    1,936.8     1,496.1
                                                     -------    ------   --------    --------
Income (loss) before equity income, taxes,
  minority interest and cumulative effect of
  change in accounting principle                      (584.8)     47.9     (461.9)      131.9

Equity in loss of affiliated companies                  (4.3)        -       (9.2)          -

Minority interest in income of Minera Yanacocha        (23.5)    (15.5)     (66.2)      (66.9)
Minority interest in income of Newmont Gold
  Company                                                  -      (2.6)      (4.1)       (4.5)
                                                     -------    ------   --------    --------

Pretax Income                                         (612.6)     29.8     (541.1)       60.5

Income tax benefit                                     191.2       8.8      180.9         7.9
                                                     -------    ------   --------    --------

Earnings (loss) before cumulative effect of
  change in accounting principle                      (421.4)     38.6     (360.5)       68.4

Cumulative effect of change in accounting
  principle                                               --         -      (32.9)          -
                                                     -------    ------   --------    --------
Net income (loss) and comprehensive
  (loss)                                             $(421.4)   $ 38.6   $ (393.4)   $   68.4
                                                     =======    ======   ========    ========

Net income (loss) per common share, basic
  and diluted                                        $ (2.53)   $ 0.25   $  (2.47)   $   0.44
                                                     =======    ======   ========    ========

Weighted average number of shares of
  common stock outstanding                             166.5     156.5      159.0       156.2

Cash dividends declared per common share             $  0.03    $ 0.03   $   0.12    $   0.39


Excluding unusual items, net income for the three months and twelve months ended December 31, 1998 was $5.8 million ($0.03 per share) and $69.2 million ($0.44 per share), respectively. For the same periods in 1997, net income excluding unusual items was $41.6 million ($0.27 per share) and $166.3 million ($1.07 per share), respectively.

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                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                     December 31,  December 31,
                                                         1998          1997
                                                     ------------  ------------
Assets
  Cash and cash equivalents                              $   79.1      $  146.2
  Other current assets                                      434.0         495.2
                                                         --------      --------
       Current assets                                       513.1         641.4
  Other assets, primarily property, plant
    and equipment                                         2,673.7       2,972.6
                                                         --------      --------
       Total assets                                      $3,186.8      $3,614.0
                                                         ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                                    $  164.7      $  325.4
  Short-term debt and current portion of
      long-term debt                                         47.6          69.1
  Long-term debt                                          1,201.1       1,179.4
  Other liabilities                                         240.9         280.7

  Minority interest in Minera Yanacocha                      92.8          62.3
  Minority interest in Newmont Gold                             -         106.0

  Stockholders' equity                                    1,439.5       1,591.1
                                                         --------      --------
       Total liabilities and stockholders' equity        $3,186.8      $3,614.0
                                                         ========      ========

                       CONSOLIDATED CASH FLOW INFORMATION

                                                        For Years Ended
                                                          December 31,
                                                         1998      1997
                                                       --------  --------
Operating activities
  Net income (loss)                                    $(393.4)  $  68.4
  Adjustments to reconcile net income to net
    cash provided by operating activities                813.1     325.1
                                                       -------   -------
                                                         419.7     393.5
  Change in working capital                              (46.2)   (109.7)
                                                       -------   -------
  Net cash provided by operating activities              373.5     283.8

INVESTING ACTIVITIES
  Additions to property, plant and mine development     (216.0)   (415.1)
  Investments in affiliates and Other                   (204.8)    (10.0)
                                                       -------   -------
Net cash used in investing activities                   (420.8)   (425.1)

FINANCING ACTIVITIES
  Net borrowings                                           0.2     105.2
  Proceeds from issuance of common stock                   0.3      12.6
  Dividends paid                                         (19.1)    (54.5)
  Other                                                   (1.2)     (2.8)
                                                       -------   -------
Net cash (used in) provided by financing activities      (19.8)     60.5
                                                       -------   -------
Net decrease in cash and cash equivalent                 (67.1)    (80.8)
Cash and cash equivalents at beginning of period         146.2     227.0
                                                       -------   -------
Cash and cash equivalents at end of period             $  79.1   $ 146.2
                                                       =======   =======

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